Filed Pursuant to Rule 433

Registration No. 333-182041

Astoria Financial Corporation

$250,000,000

5.000% SENIOR NOTES DUE JUNE 19, 2017

FINAL TERMS AND CONDITIONS

Issuer:	Astoria Financial Corporation

Type of Security:	Senior Notes

Aggregate Principal Amount:	$250,000,000

Trade Date:	June 14, 2012

Settlement Date (T+3):	June 19, 2012

Final Maturity Date:	June 19, 2017

Coupon:	5.000%

Issue Price:	100.00%

Optional Redemption Date:	Redeemable, in whole or in part, by the Issuer on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date

Interest Payment Dates:	Semi-annually in arrears on the 19th day of each June and December, commencing on December 19, 2012

Day Count Convention:	30/360, unadjusted

Reference Benchmark:	UST 0.625% due May 31, 2017

Reference Benchmark Yield:	0.738%

Spread to Benchmark:	426.2 basis points

Denominations:	$2,000 denominations and $1,000 integral multiples thereof

CUSIP/ISIN:	046265AF1 / US046265AF14

Joint Book-Running Managers:	Jefferies & Company, Inc.; Sandler O’Neill + Partners, L.P.

Co-Managers:	Barclays Capital Inc.; Evercore Partners; RBC Capital Markets, LLC

The Issuer has filed a registration statement (including a prospectus supplement) on Form S-3 (File No. 333-182041) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Jefferies at (201) 761-7610 or Sandler O’ Neill at (866) 805-4128.